March 11, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK, Inc. and ONEOK Partners to Participate in
Morgan Stanley MLP and Diversified Natural Gas
Corporate Access Day

    TULSA, Okla. – March 11, 2010 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will participate in the Morgan Stanley MLP and Diversified Natural Gas Corporate Access Day in New York City on Tuesday, March 16, 2010.

    John W. Gibson, president and chief executive officer of ONEOK and chairman, president and chief executive officer of ONEOK Partners, and Curtis L. Dinan, chief financial officer and treasurer for both entities, will be conducting a series of one-on-one meetings with members of the investment community.

    The materials utilized at the conference will be accessible on the ONEOK, Inc. and ONEOK Partners Web sites, www.oneok.com, www.oneokpartners.com, that morning, beginning at 8 a.m. Central Daylight Time.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

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